Exhibit 99.1

News Release

General Inquiries: 877.847.0008

Investor Contact:	Charles C. Ward	www.constellationenergypartners.com
877.847.0009

Constellation Energy Partners Provides Update on

Management Services Agreement and Hedging

HOUSTON—(BUSINESS WIRE)—July 20, 2009—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported that it has received the requisite approval under the company’s credit agreements of a plan for managing its business after termination of the company’s Management Services Agreement (“MSA”) with Constellation Energy Partners Management, LLC, a wholly-owned affiliate of Constellation Energy Group, Inc. (“Constellation”).

Constellation notified CEP in June 2009 that it would terminate the MSA effective Dec. 15, 2009. Approval of the plan was required under the terms of the company’s credit agreements.

“As we noted in June, termination of the MSA by Constellation is an event that we have anticipated and are prepared to handle,” said Stephen R. Brunner, the company’s President and Chief Executive Officer. “We are happy to report today that the lenders’ agent has reviewed our plan to manage the company after termination of the MSA and is satisfied with the steps taken to stand up the company.”

The company also announced that it recently executed commodity hedges related to approximately 12.8 Bcfe of 2013 and 2014 natural gas production as follows:

•	NYMEX natural gas fixed price swaps on 6,387,500 mmbtu of production in 2013 at an average price of $6.81 per mmbtu; and

•	NYMEX natural gas fixed price swaps on 6,387,500 mmbtu of production in 2014 at an average price of $7.03 per mmbtu.

Brunner noted that securing approval of its management plan and hedging future production are part of the company’s continuing efforts to manage risks and uncertainties inherent in CEP’s business.

About the Company

Constellation Energy Partners LLC (www.constellationenergypartners.com) is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.